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                                     [LOGO]

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                       AN IMPORTANT MESSAGE TO INVESTORS

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                 AMERICA FIRST TAX EXEMPT MORTGAGE FUND 2 L.P.
                               1004 FARNAM STREET
                             OMAHA, NEBRASKA 68102
                                  800/283-2357
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                                     [LOGO]

JUNE   , 1996

DEAR INVESTOR:

The general partner of America First Tax Exempt Mortgage Fund 2 Limited Partnership (the "Fund") is seeking your consent to a restructuring of the Fund. The proposed restructuring will allow the implementation of a new business strategy which will seek to take advantage of existing tax-exempt bonds as a source of low-cost financing to acquire additional apartment properties. By doing so, the general partner hopes to be able to increase current cash distributions and enhance the long-term value of your investment by making the Fund's assets more attractive to potential portfolio buyers.

BACKGROUND

The Fund was formed in 1985 with the intent of providing regular distributions of federally tax-exempt interest and the potential for an increasing tax-exempt yield from a participation in the net cash flow and net sale proceeds from the properties financed by the Fund. In the late 1980s, the overbuilding of apartment complexes in the United States resulted in adverse conditions in many of the markets in which the Fund's properties are located. As a consequence, the Fund was forced to foreclose on a number of properties. In addition, the values of the Fund's properties have fallen below the amount of the Fund's original investment and the general partner believes that it is unlikely that the value of these properties will increase enough to allow the Fund to fully recoup its original investment in the bonds.

The foreclosures have also had adverse effects on the nature of the Fund's income. The Fund receives net rental revenues from the foreclosed properties rather than tax-exempt interest and, as a result, less than half of the Fund's current distributions remain tax-exempt. Two of the Fund's remaining tax-exempt bonds are also in default and the Fund accepts interest payments on these bonds in amounts less than the base interest. This has caused the amount of net cash flow available for distribution to BUC holders to be less than the amount originally anticipated by the general partner and it is not expected to increase significantly in the foreseeable future.

In the opinion of the general partner, the best way to address these issues is to restructure the Fund so that it may acquire additional apartment properties with monies generated through the refunding of existing tax-exempt bonds.

TAX-EXEMPT BOND -- A VALUABLE ASSET

Although the Fund has foreclosed on properties which were originally financed with tax-exempt bonds, these bonds continue to have value that cannot be utilized under the Fund's existing structure. If the Fund were restructured, the bonds would represent a source of low-cost financing which could be accessed to acquire additional properties for the Fund. By causing the bonds to be reissued to new bond holders, monies can be borrowed at rates approximately 25% below those available from conventional sources of debt. If the Fund is restructured as the general partner proposes, it expects to generate approximately $70 million in this manner and use the monies to acquire between five and eight additional apartment properties. The general partner will only acquire an additional apartment complex if the property generates a positive spread between the interest payments on the refunded
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bond and  the  net  rental  revenues generated  by  the  acquired  property.  By utilizing this source of low-cost financing, the general partner believes it can generate additional cash flow for distribution to investors.

By acquiring additional properties, the general partner also hopes to increase net asset value so that BUC holders will receive greater distributions upon the eventual sale of the assets or upon liquidation. Moreover, the general partner believes that it may be able to enhance the value of the Fund's assets by selling certain existing properties that are inconsistent with the overall make-up of the Fund's portfolio and reinvesting the proceeds of those sales to acquire new properties which more closely fit into the Fund's portfolio.

PROPOSED RESTRUCTURING

Under the Fund's current structure, the general partner does not have clear authority to reinvest the proceeds from bond refundings or from the sale of existing properties and, therefore, does not have the ability to implement this plan. Your vote for the proposal will give the general partner the ability to implement the merger as outlined below and more completely defined in the enclosed consent solicitation materials.

The proposed restructuring will result in the transfer of all of the Fund's assets and liabilities to a newly-formed limited partnership which will have the authority to borrow money by refunding the tax-exempt bonds and reinvest this money in additional apartment properties. The name of the new limited partnership will be America First Apartment Investors, L.P. (AFAI) which reflects its focus on equity ownership of real estate, rather than tax-exempt bonds. The restructuring will be accomplished through a merger of the Fund and AFAI and, upon closing of the transaction, you will be issued one BUC in AFAI for each BUC you held in the Fund as of May 31, 1996, which is the record date established by Fund management. There will be no current tax ramifications to you from the transaction.

Cash distributions are expected to continue to be made at the current rate after the closing and are expected to increase over time as a result of the restructuring; however, AFAI will not have as its investment objective the generation of tax-exempt income. In addition, because of the introduction of leverage, future cash distributions may be negatively impacted if there is a significant downturn in cash flow from the properties. If the general partner is able to successfully refund the bonds and acquire additional properties, it expects to earn increased amounts of fees, and will share proportionately in increased cash distributions paid to investors.

CONCLUSION

The general partner has considered other options to improve the current and future value of the Fund and has concluded that the proposed restructuring offers the best way to accomplish its goals. The board of directors believes that the proposed restructuring is in the best interest of the Fund and its investors and recommends that investors grant their consent by executing the enclosed consent card and mailing it in the enclosed postage-paid envelope as promptly as possible. INVESTORS SHOULD BASE THEIR DECISION TO CONSENT TO THE PROPOSED RESTRUCTURING ON THE INFORMATION CONTAINED IN THE ACCOMPANYING CONSENT SOLICITATION/PROSPECTUS. If you have any questions regarding the proposal, please call our Investor Services Department at 800-283-2357.

               [LOGO]
Michael B. Yanney
Chairman
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Following are  questions you  might  have about  the proposed  restructuring  of
America  First Tax Exempt Mortgage Fund 2. If you have further questions, please
do  not  hesitate  to  call  the  America  First  Investor  Service  Center   at
800-283-2357.

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   Q:      HOW WILL THE STRUCTURE OF THE FUND CHANGE?

   A:      When  investors approve, America First  Tax Exempt Fund 2  (the Fund) will merge with a newly formed limited partnership  to be known as America First  Apartment
           Investors,  L.P. (AFAI). As a  result, all of the  assets and liabilities of the
           Fund will be transferred to AFAI and you  will receive one BUC in AFAI for  each
           BUC  you held in the Fund on May 31,  1996. The general partner of the Fund will become the general partner of AFAI. As a BUC holder of AFAI, you will be subject to the terms of AFAI's limited  partnership agreement which remains the same  as the Fund's in most respects.

   Q:      WHY ARE THE FUND'S ASSETS BEING TRANSFERRED TO AFAI?

   A:      AFAI,  as an equity  real estate fund, will  have the ability  to grow by taking advantage of tax-exempt bond refinancings to acquire additional properties  with the  goal of increasing cash distributions  and enhancing asset value. AFAI will have the ability  to sell  properties and  reinvest the  proceeds in  additional properties  in order to  create a more consistent  portfolio of properties which should be  more attractive  to potential  portfolio buyers.  The Fund's  current partnership  agreement does not  provide clear authority  to take these actions.
           The proposed transaction will provide  Fund management with operating  authority that is consistent with the nature of the Fund's assets.

   Q:      WHY DOESN'T FUND MANAGEMENT RETURN THE FUND TO A TAX-EXEMPT STRUCTURE?

   A:      Fund  management does not  believe that this  option represents the  best way to increase value for investors. In this option, the foreclosed properties would be sold to third parties which would cause the tax-exempt bonds on these properties to be reinstated,  thereby returning  the Fund to  its original  structure as  a tax-exempt bond fund. There are several reasons management does not believe this is  the best scenario  for investors. First,  the principal amount  of the bonds would have  to be  reduced to  no  more than  the current  market value  of  the foreclosed  properties.  The amount  of  the bonds  cannot  be increased  as the underlying properties increase  in value.  Therefore, investors  would lose  the ability  to participate in any future  increases in property values. Second, the reissued bonds would bear  interest at current  tax-exempt interest rates  which are substantially below the original 8.5% base interest rate on the bonds and it may  be difficult to negotiate any type  of contingent interest feature on these bonds. As a  result, investors  would probably receive  significantly less  cash flow  than the Fund  is currently generating.  Finally, the Fund  would lose the day-to-day control over the operation of these properties.

   Q.      WHAT WILL HAPPEN IF THE FUND IS NOT RESTRUCTURED?

   A.      If there are no changes in the structure:

           -   The below-market  interest rates  available through  the reissuance  of  the tax-exempt  bonds cannot be utilized  by the Fund to  increase the assets of the
              Fund. Therefore, the bonds will  not add to the value  of the Fund assets  as they are expected to do if they are reissued. Since the tax-exempt bonds must be  redeemed in approximately two years, the  Fund will soon lose the ability to reissue the bonds and, therefore, will forfeit the value of these bonds to the Fund.
           -  As bonds are redeemed, the underlying properties will be sold at prices which are expected to  be less  than the  principal amounts  of the  bonds. This  will result  in a partial loss of the  Fund's investment in these properties which the Fund will have no ability to recover.
           -  The  bonds   in  their   current  state,   namely  unrated,   uninsured   and
           non-performing, could not be sold for their full principal amounts.
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
           -   Cash distributions  are not expected  to increase above  current levels, and will decrease as remaining bonds are redeemed.
           -  Cash distributions, which are currently about 50% tax-exempt, are expected to become all taxable as remaining bonds are redeemed.

   Q:      WHAT ARE THE ADVANTAGES TO INVESTORS OF VOTING FOR THE PROPOSAL?

   A:      The expected benefits to investors from the restructuring are:

           -  An increase in the cash available for distribution, a significant portion  of which will be sheltered from current federal income taxation by depreciation;
           -  A larger asset base with greater potential for appreciation in value;
           -   The ability of Fund management to  actively manage the mix of the properties in order to create a portfolio which is more attractive to potential purchasers.

   Q:      WHAT ARE THE POSSIBLE DISADVANTAGES TO INVESTORS IN VOTING FOR THE PROPOSAL?

   A:      Possible disadvantages to investors include:

           -  While  interest received  by the  Fund on its  bonds is  exempt from  federal income tax, the rental revenues received by AFAI from owning equity interests in apartment properties will be subject to federal income tax.
           -   AFAI will have the ability to use leverage to buy additional properties and, if the new properties do not produce net rental revenues in the amounts expected by the Fund management, AFAI may have to pay a portion of the debt service on
              these  borrowings  with   cash  that   would  otherwise   be  available   for
              distribution.
           -   The  limited partnership  agreement of  AFAI is  different from  the limited partnership  agreement  of  the  Fund  in  some  respects  and  certain  of  the differences may be adverse to the BUC holders.
           -   There are  alternatives to the  proposal, including returning  the Fund to a tax-exempt mortgage bond fund.  The general partner  expects to realize  greater economic  benefits  if  the  transaction  is completed  than  if  any  of the alternatives are taken.
           -   The acquisition  of additional  properties  by AFAI  will entail  the  risks generally involved with investing in real estate.

   Q:      WHAT ARE THE ADVANTAGES TO THE GENERAL PARTNER FROM THE PROPOSAL?

   A:      The  general  partner's fees  will be  paid at  the same  rates as  it currently receives from the  Fund; however, the  general partner will  receive a  property acquisition  fee if AFAI acquires additional properties and will receive greater management fees as AFAI's assets increase.  The general partner will also  share proportionately in increased cash distributions paid to investors.
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You   should  review  the  section  entitled   "Risk  Factors"  in  the  Consent
Solicitation Statement/ Prospectus which is included in the enclosed materials.